MERCER INTERNATIONAL INC.

December 18, 2007

Michael J. Smith
Mass Financial Corp.
Suite 803, 8th Floor
Dina House, Ruttonjee Centre
11 Duddell Street, Central
Hong Kong

Dear Mr. Smith:

Re:  Mass Financial Corp. ("Mass")

I am writing on behalf of the Board of Directors of Mercer in reply to your letter of December 10, 2007.  We note that, since the start of 2006, this is about the 35th letter or correspondence from you and your agents under the names of various off-shore and foreign entities controlled by or affiliated with you.  Your latest letter is under Mass letterhead which we understand is a Barbados company headquartered in China, traded on the "pink sheets" in the United States and neither listed on any stock exchange nor subject to the reporting requirements of the Securities Exchange Act of 1934.

Our Governance Committee and independent directors have met, carefully considered and disagree with the matters set out in your letter.  While we do not believe it useful or necessary to respond to every point in your letter, we would like to point out the following:

Results of Operations.  Contrary to your statement that we suffered an operating loss from pulp operations of €10 million in the nine-months ending September 30, 2007, we in fact reported net income from continuing operations of €15.1 million for such period as set out in our quarterly report.  Our earnings are impacted by the weakness of the U.S. dollar relative to the Euro and Canadian dollar.  As you know, pulp prices are quoted in U.S. dollars, while the majority of softwood market pulp producers' operating costs are principally incurred in Euros and Canadian dollars.  This U.S. dollar weakness has contributed to narrower margins for most softwood pulp producers.  Partially offsetting the narrowing of margins resulting from a weakening U.S. dollar is the converse effect of foreign exchange gains reported by many industry participants.

Indebtedness.  Your letter makes reference to our level of indebtedness.  As you are aware and as set out in our public reports, approximately two-thirds of our long-term indebtedness relates to the project financing for the Stendal pulp mill which is non-recourse to Mercer. This permits us to finance Mercer and access the debt markets excluding the effect of such Stendal debt.  Also, the Stendal project debt is 80% guaranteed by state and federal governments in Germany.  As a result, it benefits from favourable rates of interest, maturity and other terms.  Further, with respect to the assets supporting Mercer's indebtedness, the Stendal mill received over €274 million in governmental grants which, under GAAP, reduced the balance sheet carrying value of the Stendal pulp mill by an equivalent amount. Excluding the Stendal debt, we believe that the credit performance of Mercer and its restricted group pursuant to the terms of our 9¼% senior notes has been strong.

Executive Compensation.  The Board disagrees that executive compensation at Mercer is too high.  Mercer has established a Compensation Committee composed entirely of independent directors.  The Compensation Committee, among other things, reviews and approves Mercer's compensation and benefits for executive officers in accordance with an established protocol. Further, our Board has several members who each have over 20 years experience with forest products companies with similar market capitalizations as Mercer and are familiar with their compensation practices. Mercer's compensation philosophy for executive officers is principally performance based and its principal objectives are to:  (i) secure and retain the services of qualified executive officers; and (ii) create an environment in which its executive officers are motivated to achieve and maintain superior performance levels.

The Board believes that Mercer's compensation structure operates effectively to achieve such objectives. Our Compensation Committee also considers and evaluates executive compensation levels and programs through comparisons on an annual basis, based on available information for "peer group" companies as well as other companies with which it competes for executive talent.  The peer group companies are principally comprised of "mid cap" North American forest product companies.  Mercer believes that its compensation levels fairly reflect its performance where appropriate, relative to its peer companies.  Finally, Mercer's Compensation Committee is in the process of finalizing a performance based long-term incentive plan.  We hope to be in a position to announce the same shortly.

Marketing Activities.  With respect to your reference to the Mercer Pulp Porsche Event in 2007, Mercer invited 40 major customers to the event.  The 20 customers that attended the event currently purchase close to half of the annual amount of pulp sold by Mercer.  Mercer believes that the event provides an effective tool for building customer relationships and provides good value for the cost involved.  Mercer will continue to consider hosting such events or other marketing based initiatives, as it believes effective from time to time.

Approach from a Chinese Company.  In your letter you reference some unnamed "Chinese company" with whom you are familiar and advise that it approached "our Germany managing director about a business combination on at least two occasions and was told Mercer has no interest".  The Board was not approached with any such proposal.  The Board has been and is always willing to entertain any proposal that may enhance shareholder value.  If you are aware of any such bona fide proposal, please direct the interested party to myself or any other member of the Board.

Short Interest.  While we have not yet reviewed in-depth the short interest in our shares, we do note that it is common practice for companies that have issued convertible securities (such as our 8.5% convertible notes) to have a short interest built up as holders lock in gains on such convertible securities.

Mass's Proposals.  We respond to each of your proposals in the order set out in your letter as follows:

1.
You requested an immediate reduction of executive compensation by a factor of 40%.  For the reasons outlined above, the Board believes that such a reduction in executive compensation is not appropriate, would be harmful to Mercer and its shareholders and would unduly expose it to legal claims for unlawful constructive dismissal.  We note that the most recent Institutional Shareholders Services Inc. ("ISS") Mercer Proxy Report disclosed that the total compensation payable to Mercer's Chief Executive Officer fell well below the median amount payable by Mercer's peer group participants.

2.
In response to your request that Mercer hire the most qualified independent investment bankers, excluding the Royal Bank of Canada, please be advised that Mercer has no ongoing commitments to any investment bank.  Mercer will select its bankers, from time to time, based upon its then current requirements and the specific expertise offered by the banks to be retained.

3.
In response to your suggestion that Mercer cancel its directors' and officers' liability insurance policy, the Board believes that doing so would be imprudent, serve no useful business purpose, be contrary to customary public company practice and counter-productive to Mercer's ongoing requirement to retain the services of qualified directors and executive officers.

4.
In response to your request that a "special audit" of expense accounts of senior operating management be conducted, we advise that our Audit Committee is mandated to review senior management expense reports of the Chairman, Chief Executive Officer and Chief Financial Officer of Mercer on at least an annual basis and does so.  Accordingly, a special audit is not required.

5.
In response to your request that Mercer "upgrade the Audit Committee with additional qualified members", the Board is satisfied with the current constitution of the Audit Committee.  Two of the members meet the definition of "Financial Expert" within the meaning of such term under the Sarbanes-Oxley Act of 2002.  Each Committee member is independent under applicable laws and regulations and the listing requirements of the NASDAQ and each has the necessary experience to fulfil his duties.

6.	In response to your request that all directors' fees and options be cancelled, we refer you to our previous responses relating to compensation matters.

Mass's Share Interest.  Your letter states Mass owns 700,000 shares of Mercer.  We expect this position was acquired sometime after October 2006 from a wholly owned subsidiary of KHD Humboldt Wedag International Ltd. (formerly called "MFC Bancorp Ltd.", "Arbatax International Ltd.", "Nalcap Holdings Ltd.", "Canadian Javelin Ltd.") ("MFC").  These shares were initially issued by Mercer to an MFC affiliate in consideration for purchasing its 7% interest in the Stendal pulp mill in Germany (the "Stendal Minority Acquisition") in late 2006.  We expect such MFC affiliate has now somehow subsequently transferred the same to Mass.  In any event, the Stendal Minority Acquisition was negotiated and settled directly with you and I am surprised that you now choose to voice concerns regarding Mercer's capital structure, given that you were fully aware of the same at the time that all relevant investment decisions were made and that you are the senior executive, director and chairman of both MFC and Mass.

We trust that the responses set out herein address your concerns.  However, if you wish to further discuss any matter, please contact me by telephone or, if you prefer, we could arrange a meeting at a mutually satisfactory time.

Yours truly,

MERCER INTERNATIONAL INC.

/s/ Ken Shields
Per:
Ken Shields
Deputy Chairman and Lead Director